UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Inland American Real Estate Trust, Inc.

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2013

INLAND AMERICAN REAL ESTATE TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-51609	34-2019608
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Butterfield Road

Oak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 218-8000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

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Item 7.01.	Regulation FD Disclosure.

A copy of a letter from the Company to its stockholders, dated December 27, 2013, regarding the estimated value per share of our common stock, as discussed in Item 8.01 of this Current Report, is furnished as Exhibit 99.1 to this Current Report. Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section. In addition, Exhibit 99.1shall not be incorporated by reference into our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such filings.

Item 8.01.	Other Events.

Estimated Value per Share

We are publishing an estimated per share value of our common stock to assist broker dealers that sold our common stock in our initial and follow-on “best efforts” offerings to comply with the rules regarding account statement reporting published by the Financial Industry Regulatory Authority (“FINRA”). On December 27, 2013, we announced an estimated value of our common stock equal to $6.94 per share.

Methodology

The audit committee of the Company’s board of directors (“Audit Committee”) engaged Real Globe Advisors, LLC (“Real Globe”), an independent third-party real estate advisory firm to estimate the per share value of our common stock on a fully diluted basis as of December 31, 2013. Real Globe has extensive experience estimating the fair values of commercial real estate. The report furnished to the Audit Committee by Real Globe complies with the reporting requirements set forth under Standard Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice and is certified by a member of the Appraisal Institute with the MAI designation. The Real Globe report, dated December 17, 2013, reflects values as of December 31, 2013. Real Globe does not have any direct or indirect interests in any transaction with us or in any currently proposed transaction to which we are a party, and there are no conflicts of interest between Real Globe, on one hand, and Company, the Business Manager or any of our directors, on the other.

To estimate our per share value, Real Globe utilized the “net asset value” or “NAV” method which is based on the fair value of real estate, real estate related investments and all other assets, less the fair value of total liabilities. The fair value estimate of the Company’s real estate assets is equal to the sum of the fair value estimates for its individual real estate assets. Generally, Real Globe estimated the value of the Company’s wholly owned real estate and real estate-related assets, such as joint ventures, using a discounted cash flow or “DCF” of projected net operating income, less capital expenditures, for each property, for the ten-year period ending December 31, 2023, and applying a “market supported” discount rate and capitalization rate. For all other assets including cash, other current assets and marketable securities, fair value was determined separately as further explained below. Real Globe also estimated the fair value of the Company’s long-term debt obligations, including the current liabilities, by comparing current market interest rates to the contract rates on the Company’s long-term debt and discounting to present value the difference in future payments. Real Globe determined NAV in a manner consistent with the definition of fair value under U.S. generally accepted accounting principles set forth in FASB’s Topic ASC 820.

Net asset value per share was estimated by subtracting the fair value of our total liabilities from the fair value of our total assets and dividing the result by the number of common shares outstanding on a fully diluted basis as of December 5, 2013. Real Globe then applied a discount rate and capitalization rate sensitivity analysis on the weighted average terminal capitalization and discount rates used to value all wholly owned real estate assets, resulting in a value range equal to $6.51—$7.09 per share. The mid-point in that range was $6.79.

The exit capitalization rate and discount rate have a significant impact on the estimated value under the net asset value method. The following chart presents the impact of changes to our share price based on variations in the exit capitalization and discount rates within the range of values determined by Real Globe.

	Range of Value and Rate
	Low	Midpoint	High
Share Price	$6.51	$6.79	$7.09
Exit Capitalization Rate	7.82%	7.57%	7.32%
Discount Rate	9.46%	9.21%	8.96%

Our business manager analyzed Real Globe’s report, which was based on capitalization and discount rates derived from third quarter 2013 industry published reports. For its analysis, the business manager used fourth quarter 2013 market data, from both third party sources and management’s industry knowledge (including the Company’s recent experience buying and selling real estate assets) to assess current trends and potential values. Based on this analysis, our business manager recommended to our Audit Committee an estimated share value within the Real Globe range, equal to $6.94 per share. On December 19, 2013, the Audit Committee met to review and discuss Real Globe’s report and our business manager’s recommendation. After meeting with each of them, the Audit Committee unanimously adopted a resolution accepting the Real Globe analysis and our business manager’s recommendation. At a full meeting of our board of directors also held on December 19, 2013, the Audit Committee made a recommendation to the board that the Company publish an estimate of share value as of December 31, 2013 equal to $6.94 per share. The board unanimously adopted this recommendation of estimated per share value, which estimated value assumes a weighted average exit capitalization rate equal to 7.52% and a discount rate equal to 9.16%. Real Globe considered this reasonable because each fell within the range of values included in its report.

The following table, prepared by the business manager, summarizes the individual components presented to the Audit Committee to estimate per share value:

Per Share
Real Properties (1) (2)	$10.86
Joint Ventures and Land held for Developments (3)	$.68
Marketable Securities (4)	$.21
Cash and Other Assets, net of other liabilities	$.45
Fair Value of Debt (5)	$(5.26)

Estimated per Share Value	$6.94

(1)	The Company’s value of the real properties includes an adjustment above the midpoint of $6.79, reflected in Real Globe’s report, that was based on fourth quarter 2013 data, current trends in the real estate industry, and the broader economy, and the Company’s experiences, which resulted in an estimated per share value of $6.94.

The key assumptions (shown on a weighted-average basis) that were used by Real Globe in its discounted cash flow models to estimate the value of our real properties are set forth in the following table. The business manager adjusted the discount and capitalization rates for the lodging segment, resulting in an estimated value above the midpoint. The assumptions are separately reflected for each of the four business segments reported in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2013.

	Retail	Lodging	Student Housing	Non-Core	Weighted Average Basis	Weighted Average Range
Exit capitalization rate	6.81%	8.22%	6.07%	6.53% – 8.08%	7.52%	7.32% – 7.82%
Discount rate	7.65%	10.81%	8.10%	7.97% – 9.13%	9.16%	8.96% – 9.46%
Annual net operating income growth rate	1.9%	3.8%	5.0%	1.3% – 3.1%	3.0%	—
Annual holding period	10 years	10 years	10 years	10 years	10 years	—

(2)	Consistent with our quarterly report on Form 10-Q, the Company’s non-core portfolio consists of office, industrial and multi-family properties

(3)	Value for our joint ventures and developments was estimated by Real Globe using a discounted cash flow model and the value was based on our proportionate interest under the respective joint venture agreements.

(4)	Marketable securities were valued using the closing price of each security on November 30, 2013. There were no material differences between the value of the marketable securities as of November 30, 2013 and December 27, 2013.

(5)	The fair value of our debt instruments was estimated by Real Globe using discounted cash flow models, which assume a weighted average effective interest rate of 5.29% per annum. We believe that this assumption reflects the terms currently available to borrowers seeking borrowing terms similar to the Company’s and with credit profiles similar to ours.

The Company believes that the NAV method used to estimate the per share value of our common stock is the methodology most commonly used by non-listed REITs to estimate per share value. The value of our real estate assets that were valued by Real Globe, including our investments in joint ventures and marketable securities reflects an overall decline from original purchase price for those assets, plus post-acquisition capital investments, of 8%. We believe that the assumptions described herein to estimate value are within the ranges used by market participants buying and selling similar properties including joint venture and development assets. The estimated value may not, however, represent current market values. Real properties are currently carried at their amortized cost basis in the Company’s financial statements. The estimated value of our real estate assets reflected above does not necessarily represent the value we would receive or accept if the assets were marketed for sale. The market for commercial real estate can fluctuate and values are expected to change in the future. Further, the estimated per share value of the Company’s common stock does not reflect a liquidity discount for the fact that the shares are not currently traded on a national securities exchange, a discount for the non-assumability or prepayment obligations associated with certain of the Company’s loans and other costs that may be incurred, including any costs of sale of its assets.

As noted above, our estimated share value does not reflect “enterprise value” which may include an adjustment for:

•	the large size of our portfolio given that some buyers may be willing to pay more for a large portfolio than they are willing to pay for each property in the portfolio separately;

•	any other intangible value associated with a going concern; or

•	the possibility that our shares could trade at a premium or a discount to net asset value if we listed our shares on a national securities exchange.

Previously, on December 19, 2012, the business manager established an estimated value equal to $6.93 per share. Like this year, the estimated value was based solely upon the net asset value of our real estate assets and liabilities. The following table compares the individual components of estimated value as published on December 19, 2012 and December 27, 2013, respectively:

	12/27/2013 Per Share	12/19/2012 Per Share
Real Properties	$10.86	$12.21
Joint Ventures and Land held for Developments	$.68	$.62
Marketable Securities	$.21	$.36
Cash and Other Assets, net of other liabilities	$.45	$.37
Fair Value of Debt	$(5.26)	$(6.63)

Estimated per Share Value	$6.94	$6.93

Our portfolio changed substantially during 2013. We divested a number of non-strategic assets, redeploying the capital into our strategic segments and repaying indebtedness. These activities reduced the size of our portfolio and the amount of our long-term indebtedness which contributed to a reduction in the total value of real properties in our portfolio. For the nine-months ended September 30, 2013, we sold $1.8 billion in assets consisting primarily of non-core assets, such as conventional multifamily and triple net properties and acquired $832 million in lodging, student housing and retail properties. This reduction was offset by an increase in property values of our same store properties of approximately 3.5%. Additionally, our outstanding debt balance decreased by approximately $1 billion compared to December 2012 as a result of disposition activity and the payoff of maturing debt. However, this decrease was offset by a negative adjustment in the fair market value of our debt. Also, the number of shares outstanding, on a fully diluted basis as of December 5, 2013 and December 19, 2012 and used in the calculation were 907,688,220 and 888,000,000, respectively.

As a result of this new estimated value per share, participants in the Company’s Second Amended and Restated Distribution Reinvestment Plan (the “Plan”) will acquire shares at a price equal to $6.94 per share beginning with distributions declared for December 2013, which are expected to be paid on January 13, 2014. Additionally, beginning on December 31, 2013, any shares redeemed under our share repurchase program will be redeemed at a price of $6.94 per share.

Limitations of the Estimated Value per Share

As mentioned above, we are providing this estimated value per share to assist broker dealers in meeting their customer account statement reporting obligations. The estimated value per share set forth above will first appear on December 31, 2013 customer account statements that will be mailed in January 2014.

As with any methodology used to estimate value, the methodology employed by Real Globe and the recommendations made by our business manager were based upon a number of estimates and assumptions that may not be accurate or complete. Further, different parties using different assumptions and estimates could derive a different estimated value per share, which could be significantly different from our estimated value per share. The estimated per share value does not represent the: (i) the amount at which our shares would trade at a national securities exchange, (ii) the amount a stockholder would obtain if he or she tried to sell his or her shares or (iii) the amount stockholders would receive if we liquidated our assets and distributed the proceeds after paying all of our expenses and liabilities. Accordingly, with respect to the estimated value per share, we can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;

•	a stockholder would ultimately realize distributions per share equal to our estimated value per share upon liquidation of our assets and settlement of our liabilities or a sale of the Company;

•	our shares would trade at a price equal to or greater than the estimated value per share if we listed them on a national securities exchange; or

•	the methodology used to estimate our value per share would be acceptable to FINRA or that the estimated value per share will satisfy the applicable annual valuation requirements under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”) with respect to employee benefit plans subject to ERISA and other retirement plans or accounts subject to Section 4975 of the Code.

The estimated value per share was unanimously adopted by our board on December 19, 2013 and reflects the fact that the estimate was calculated at a moment in time. The value of our shares will likely change over time and will be influenced by changes to the value of our individual assets as well as changes and developments in the real estate and capital markets. We currently expect to update our estimated value per share at least every twelve months. Nevertheless, stockholders should not rely on the estimated value per share in making a decision to buy or sell shares of our common stock.

Declaration of December Distribution

On December 5, 2013, our board declared a monthly distribution for December, payable to all stockholders of record on December 31, 2013. Distributions payable to each stockholder of record will be paid in cash on January 13, 2014. The declared distribution equals an annualized amount equal to $0.50 per share. This equates to a 5% annualized yield on a $10.00 share price and a 7.2% annualized yield on a share price of $6.94. Since the last valuation, we have issued and sold approximately 26 million shares under the Plan net of shares the Company purchased under the share repurchase program.

New Purchase Price under Distribution Reinvestment Plan

Pursuant to the Plan, the price per share for shares of common stock purchased under the Plan is equal to 100% of the “market price” of a share of the Company’s common stock until the shares become listed for trading. For these purposes, “market price” means, prior to the shares of the Company’s common stock being listed for trading, the fair market value of a share of the Company’s common stock, as estimated by the Company. Accordingly, under the Plan, beginning with reinvestments made after December 19, 2013, and until we announce a new estimated value of our common stock, distributions may be reinvested in shares of our common stock at a price equal to $6.94 per share.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Inland American Real Estate Trust, Inc. letter to stockholders, dated December 27, 2013

The statements and certain other information in this Current Report on Form 8-K contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and the Company intends that these forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements are not historical facts, but rather are predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “estimate,” “will,” “likely” or other words or phrases of similar import. Similarly, statements that describe or contain information related to matters such as the Company’s intent, belief or expectation with respect to its financial performance, investment strategy and portfolio, cash flows, growth prospects and distribution rates and amounts are forward-looking statements. These forward-looking statements often reflect a number of assumptions and involve known and unknown risks, uncertainties and other factors that could cause the Company’s actual results to differ materially from those currently anticipated in these forward-looking statements. In light of these risks and uncertainties, the forward-looking events might or might not occur, which may affect the accuracy of forward-looking statements and cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the Company’s Securities and Exchange Commission reports, including, but not limited to, the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and the Quarterly Report on Form 10-Q for the period ended September 30, 2013. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND AMERICAN REAL ESTATE TRUST, INC.

Date: December 27, 2013	By:	/s/ Jack Potts
	Name:	Jack Potts
	Title	Principal Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Inland American Real Estate Trust, Inc. letter to stockholders, dated December 27, 2013

The audit committee received Real Globe’s report and analysis from the business manager and on December 19, 2013 unanimously recommended to the board a new estimated per share value of $6.94 per share. The full board then unanimously approved the audit committee’s recommendation.

Despite the major portfolio repositioning of close to $3 billion in assets this past year, we generated solid and stable cash flows from our assets. Further, our Board of Directors continues to be confident in our ability to maintain our annualized distribution rate of $0.50 per share.

December 27, 2013

Dear Stockholder,

Throughout 2013, Inland American made a tremendous amount of progress on our long-term strategy, which we believe positions us well for growth as we enter 2014. We are reaching out to our stockholders today to share an update regarding our estimated per share value. Today we are announcing our new estimated share value of $6.94, which fell in a range of values determined by an independent real estate advisory firm discussed below. We are publishing an estimated per share value of our common stock to assist broker dealers that sold our common stock in our initial and follow-on “best efforts” offerings to comply with the rules regarding account statement reporting published by the Financial Industry Regulatory Authority.

In order to arrive at our estimated share value, the audit committee engaged Real Globe, an independent third party real estate advisory firm, to value the Company’s real estate and calculate a range of estimated values. Real Globe valued each of our real estate assets based on a discounted cash flow analysis for each asset. The per share value estimate was arrived at by using the IPA recommended net asset value (“NAV”) method. The NAV method is the same method as the one used last year. It aggregates the value of each of our real estate assets, subtracts the fair-value of any debt, and divides the outcome by the number of our common shares outstanding.

Our business manager reviewed the Real Globe report and based on the range of value contained therein recommended the new estimated per share value to the audit committee. The audit committee received Real Globe’s report and analysis from the business manager and on December 19, 2013 unanimously recommended to the board a new estimated per share value of $6.94 per share. The full board then unanimously approved the audit committee’s recommendation. We have provided a detailed explanation of the valuation method and process used to estimate a new per share value in a Form 8-K filed on December 27, 2013. We encourage you to read the filing in its entirety.

Compared to 2012, this new estimated share value remained relatively flat. However, management believes our recent 2013 acquisitions and long-term strategy will have a more positive impact on this value in the future. By concentrating our portfolio of assets in student housing, lodging and multi-tenant retail, we believe we will capture rent increases and future property appreciation in these segments as the economic recovery picks up pace. This strategy, we believe, also allows us to further focus our evaluation of possible liquidity events. Some of the important actions we have taken this year relative to our strategy include:

•	Announcing a transaction to sell $2.1 billion of our net lease assets;

•	Forming a new $600 million joint venture with PGGM, a highly respected Dutch pension fund;

•	Selling an apartment portfolio for $460 million;

•	Completing more than $1.2 billion in acquisitions, including 14 lodging properties, 3 student housing assets and 4 multi-tenant retail centers; and

•	Closing on a new $500 million credit facility.

We are pleased to have made this progress while also providing a sustainable annualized distribution rate of $0.50 a share and we maintained this distribution rate in a slow-recovering economy.

We know you may have a few questions, so let us try to answer some of them here:

Q: Will the new estimated share value affect my monthly distribution?

A: No. Despite the major portfolio repositioning of close to $3 billion in assets this past year, we generated solid and stable cash flows from our assets and currently, there are no plans to change our annual distribution rate of $0.50 per share.

Q: Will this impact the Distribution Reinvestment Plan (DRP) or current Share Repurchase Program (SRP) for death and disability?

A: Only the price will change. After December 31, 2013, and until such time as we announce a new estimated value, any reinvestment under the DRP or purchase under the SRP will be executed at a price equal to $6.94 per share. If you would like to make any changes to your DRP or SRP participation, please don’t hesitate to contact Inland’s Investor Services group at 800.826.8228.

Q: Understanding that with the significant portfolio changes this year, a comparison of the 2013 estimated share value to the 2012 estimated share value may be difficult, but can you provide a same-store comparison?

A: Our same-store property values increased approximately 3.5% in the aggregate over last year. This increase was offset by transaction costs from our $1.8 billion in sales through 9/30/13, a downward adjustment in the fair value of our debt, and an increase in the number of shares outstanding. Just a reminder, no disposition or acquisition fees were taken by any affiliates of the Inland American Business Manager for the transactions discussed above.

Q: How does your estimated valuation compare with the share price performance of traded REITs?

A: Based on the most recent year-to-date data, traded REIT indexes appear to have traded flat to slightly down in 2013. While this may be an interesting comparison to some, we do not believe the comparison is relevant. Importantly, in arriving at our estimated share value, we did not place any weight on the relationship between the NAV of traded REITs and their trading price, and did not attempt to quantify how that relationship may have impacted our estimated share value. The NAV method by which we arrived at our estimated share price does not factor in any premium or discount that may exist if our shares were listed on a national securities exchange.

Q: So why did you use NAV to determine the estimated share value?

A: Our audit committee, our entire board and Real Globe all followed the most recently published industry guidelines (Investment Program Association) in connection with estimating our per share value. Those guidelines suggest that non-listed REITs use an independent, third party to value our assets using the NAV method and assist in the process of determining the estimated share value. The NAV method is currently the most commonly used valuation method for the non-listed REIT industry.

Q: What is Inland American’s go-forward strategy to increase shareholder value?

A: As we have outlined previously, our strategy includes:

•	Focusing the Company’s diversified assets in three specific real estate classes – multi-tenant retail, lodging and student housing – by tailoring, expanding and refining these portfolios; and

•	Positioning the portfolio for multiple portfolio liquidity events, which we would execute if and when any such liquidity events were in the best interest of the Company.

If your question was not covered above please do not hesitate to contact our Investor Services group at 800.826.8228. We also invite you to watch a video produced by senior management available in mid-January discussing the new estimated share value on the Inland American website—www.inlandamerican.com. On behalf of the Board and the management team at Inland American, we would like to thank you for your continued confidence and support in our company. We look forward to updating you throughout 2014 on our progress.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Thomas P. McGuinness
Chairman of the Board	President

cc: Trustee

Broker Dealer

Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.